CONTACT:
Elkan R. Gamzu, Ph.D.                                 Jeffrey B. D'Eliscu
President and CEO                                     Allergan Inc.
Cambridge NeuroScience, Inc.                          (714) 246-4636 (office)
(617) 225-0600                                        (714) 675-9475 (home)


Marcia A. Kean
Executive Vice President
Feinstein Partners Inc.
(617) 577-8110


           CAMBRIDGE NEUROSCIENCE AND ALLERGAN COLLABORATE TO DEVELOP
                       TREATMENTS FOR OPHTHALMIC DISEASES


CAMBRIDGE, MASSACHUSETTS, AND IRVINE, CALIFORNIA, NOVEMBER 21, 1996 -- Cambridge NeuroScience, Inc. (Nasdaq: CNSI) and Allergan Inc. (NYSE: AGN) today announced a collaboration to develop treatments for glaucoma and other ophthalmic diseases. The collaboration will bring together Cambridge NeuroScience's nerve protection expertise and its library of ion channel blocking molecules with Allergan's research, development and commercialization expertise in the field of ophthalmology. The agreement could potentially yield more than $20 million to Cambridge NeuroScience in equity investments, research and development funding and milestone payments.

Cambridge NeuroScience and Allergan will jointly research and develop glutamate ion channel blockers (including N-methyl-D-aspartate "NMDA" ion channel blockers), sodium channel blockers, and combination blockers, initially for the treatment of glaucoma. Allergan will make a $3.0 million equity investment through the purchase of 175,103 shares of Cambridge NeuroScience common stock at $17.13 per share, representing a premium over the closing price on November 20, 1996. Allergan will also provide $3.0 million in research funding over the next three years, and will establish a $2.0 million line of credit for Cambridge NeuroScience. Allergan will be responsible for the development of potential products arising from the collaboration and will bear all of the development costs. Successful development of one or more products will provide significant milestone payments to Cambridge NeuroScience. Upon commercialization, Allergan will pay Cambridge NeuroScience royalties on product sales.

"We believe that it may be possible to treat glaucoma by blocking ion channels and thereby protecting the retina and the optic nerve from damage," commented Dr. Lester J. Kaplan, corporate vice president, Science and Technology of Allergan. "We are very impressed both with the expertise and the proprietary technology at Cambridge NeuroScience in the area of ion channel blockers, as evidenced by their advanced work with CERESTAT(1) in stroke and head injury. Cambridge NeuroScience's technology combined with Allergan's ophthalmic research capability provides us the opportunity to develop and commercialize superior new products for the treatment and management of glaucoma and other serious ophthalmic diseases."


                                     (more)

Glaucoma is the second leading cause of preventable blindness in the world, with almost 3,000,000 patients in the United States alone. The disease is usually associated with increased pressure within the eye, which can damage the retina and the optic nerve and eventually lead to blindness. Current therapies for glaucoma lower intraocular pressure by reducing the production of aqueous humor in the eye and/or by increasing outflow from the eye. The successful development of a product capable of directly protecting the retina and optic nerve from glaucomatous damage would represent a significant advancement in the treatment of this sight threatening disease.

"As Cambridge NeuroScience nears the completion of its development of CERESTAT(1), we are leveraging eight years of ion channel research into other therapeutic areas without an incremental financial commitment," said Elkan Gamzu, Ph.D., President and CEO of Cambridge NeuroScience. "Allergan, a world leader in the development of ophthalmic products, has established sophisticated assays, preclinical models and expertise in the development of drugs for eye disease. In addition, Allergan is a leader in the global marketing of drugs and devices for the treatment of eye disease. This synergistic collaboration allows Cambridge NeuroScience to explore areas of clinical need outside the central nervous system, and allows Allergan to develop an innovative approach to the treatment of glaucoma."

This press release contains forward-looking statements based on the current expectations of management. There are certain important factors that could cause results to differ from those anticipated by the statements made above, including, but not limited to, the continued funding of the collaboration by Allergan and Cambridge NeuroScience, the success of both companies' research efforts, future clinical trials, and the acceptance by regulatory authorities of the outcomes of clinical trials as a basis for marketing approval.

Allergan Inc., headquartered in Irvine, California, is a technology-driven, global health care company, focused on specialty pharmaceutical products for specific disease areas that deliver value to customers, satisfy unmet medical needs and improve patients' lives.

Cambridge NeuroScience, Inc. is a leading neuroscience company engaged in the discovery and development of proprietary pharmaceuticals focusing on nerve cell survival. The Company is developing a number of products to treat stroke, traumatic brain injury and chronic neurodegenerative disorders such as multiple sclerosis, peripheral neuropathies and other degenerative diseases.


                                       ###

(1) CERESTAT is a registered trademark of Boehringer Ingelheim International
    GmbH.